Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 23, 2009, relating to the consolidated financial statements of Capmark Financial Group Inc. and subsidiaries (“Capmark”) as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007 and the periods from March 23, 2006 through December 31, 2006 (successor) and from January 1, 2006 through March 22, 2006 (predecessor) (which report expresses an unqualified opinion and includes explanatory paragraphs concerning substantial doubt about Capmark’s ability to continue as a going concern, adoption of Statement of Financial Accounting Standards Nos. 159 and 157 in 2008 and Financial Accounting Standards Board Interpretation No. 48 in 2007, and a change in the basis of accounting in 2006), appearing in the Annual Report on Form 10-K/A of GMAC LLC for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
May 29, 2009